UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2025

ARROW ELECTRONICS, INC.

(Exact Name of Registrant as Specified in Charter)

New York	1-4482	11-1806155
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

9151 East Panorama Circle, Centennial, CO	80112
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (303) 824-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of the exchange on which registered
Common Stock, $1 par value	ARW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

On June 27, 2025, Arrow Electronics, Inc. (the “Company”) and certain of the Company’s subsidiaries, as borrowers, entered into a Fifth Amended and Restated Credit Agreement with the lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A. as administrative agent (the “Credit Agreement”), which amends the Company’s existing credit facility dated as of September 9, 2021 (the “Previous Credit Agreement”). The Credit Agreement provides for extensions of credit in the aggregate amount of up to $2,000,000,000, consisting of revolving credit facilities and letters of credit.

The Credit Agreement was amended and restated to, among other things: extend the maturity date to June 27, 2030; add a step-up provision temporarily raising the maximum permitted leverage ratio in the event of certain material acquisitions; and modify certain conditions, covenants, and financial definitions.

Interest and fees under the Credit Agreement will generally be payable at least on a quarterly basis, and the applicable margins and fees are determined based on the actual or implied senior unsecured debt ratings of the Company in effect from time to time by Moody’s Investors Service, Inc., Standard & Poor’s Financial Services LLC, or Fitch Ratings, Inc. Interest on borrowings under the Credit Agreement is calculated using a base rate or a benchmark rate plus an applicable margin, which applicable margin ranges from 0.000% to 1.633%. The Credit Agreement also requires the Company to pay certain additional customary fees and expenses, including facility fees.

The Company and certain of its U.S. and non-U.S. subsidiaries may be borrowers under the Credit Agreement. Loans may be made and letters of credit may be issued under the Credit Agreement in U.S. Dollars, British Pounds Sterling, Euros, and other specified currencies. The Company’s obligations are guaranteed by certain of the Company’s domestic subsidiaries. The obligations of any subsidiary borrowers are guaranteed by the Company.

The Credit Agreement contains a number of customary covenants, including, among other things, the requirement to comply with a consolidated leverage ratio test; restrictions on the Company’s and certain of its subsidiaries’ ability to incur liens, merge or consolidate with other companies; restrictions on the ability to make certain acquisitions; and restrictions on the ability of the Company’s subsidiaries to incur indebtedness.

The maturity date of the Credit Agreement may be accelerated upon the occurrence and during the continuation of an event of default. Events of default under the Credit Agreement include the failure to pay principal or interest when due; a material breach of any representation or warranty; covenant defaults; bankruptcy or insolvency related events of the Company or certain subsidiaries; imposition of certain judgments against the Company or any of its subsidiaries; certain events relating to the Employee Retirement Income Security Act of 1974 (as amended); a change in control (with respect to the Company’s board of directors or the ownership of the Company’s shares); impairment of loan documentation or any guarantees related to the Credit Agreement; and cross-defaults to certain other indebtedness, guarantee obligations, or permitted receivables securitizations of the Company or any of its consolidated subsidiaries.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Fifth Amended and Restated Credit Agreement, dated as of June 27, 2025, among Arrow Electronics, Inc. and certain of its subsidiaries, as borrowers; the lenders from time to time parties thereto; JPMorgan Chase Bank, N.A. as administrative agent; and Bank of America, N.A., BNP Paribas, ING Bank N.V., Dublin Branch, and Mizuho Bank, Ltd. as syndication agents.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARROW ELECTRONICS, INC.

Date: June 27, 2025	By:	/s/ Carine Jean-Claude
	Name:	Carine Jean-Claude
	Title:	Senior Vice President, Chief Legal and Compliance Officer, and Secretary